WILLIAM PENN BANK, FSB

DEFERRED COMPENSATION PLAN FOR DIRECTORS AND ADVISORY DIRECTOR

ARTICLE I

Purpose

1.1       The purpose of this Plan is to provide Directors and Advisory Director of William Penn Bank, FSB the opportunity to defer the payment of compensation earned in that capacity with one common bookkeeping account being maintained for all Participants.

ARTICLE II

Definitions

2.1       “Account” means the one common bookkeeping account for all deferred compensation maintained on behalf of all Participants in the Plan.

2.2       “Eligible Participant” shall mean individuals who are directors or Advisory Directors of the William Penn Bank, FSB.

2.3       “Participant” means any Eligible Participant who has properly executed a Participation Agreement.

2.4       “Plan” means the William Penn Bank, FSB Deferred Compensation Plan for Directors as it may be amended from time to time, and the Participation Agreement executed by the Participant, both of which constitute the Plan.

2.5       "William Penn" means William Penn Bank, FSB.

ARTICLE III

3.1       Any present or future Eligible Participant shall be eligible to participate in the Plan, provided a Participation Agreement is executed before such participation is desired.

ARTICLE IV

Deferment of Compensation

4.1       Participation in the Plan is optional. Any Director who elects to participate may defer all or part of his/her annual compensation earned as a Director. The Participant shall have the right to amend or terminate his/her election to participate in the Plan prior to January 1 of each year.

ARTICLE V

Plan Administration

5.1       The deferred compensation of the Participant will not be paid by William Penn to the Participant as it is earned by the Participant. Rather, William Penn shall credit to the Account referred to in Section 5.2 below the amount of Participant’s deferred compensation earned over that period.

5.2       William Penn hereby establishes one bookkeeping Account for all Participants. The principal amount of compensation deferred in any and all Plan years together with the interest accrued on that amount at a rate equal to the highest rate offered on William Penn certificates of deposit on December 31, adjusted annually, will be payable to the Participant, or, in the event of his/her death, to this/her beneficiary/estate, as the Participant elects under Article 8.1 of this document. The account shall not constitute or be treated as a trust fund of any kind.

5.3       Following the end of each year, William Penn will furnish each Participant with a prior year statement showing the amount of deferred compensation and interest credited to the Account during the prior year for that Participant at the close of the last business day of the prior calendar year. Notwithstanding the foregoing, amounts assigned to Participants are not assigned to their Account unconditionally, and shall always remain the property of William Penn. The Participants rights in the Account are limited to the rights to receive payments as hereinafter provided and the Participant’s position with respect thereto is that of a general unsecured creditor of William Penn.

ARTICLE VI

Distributions and Hardship Withdrawals

6.1       The Participant, or, in the event of his/her death, a beneficiary properly designated in writing by him/her, shall receive distributions beginning on the first day of the first month after the earlier of (i) the Participant’s death or (ii) the later of (1) the Participant’s ceasing for any reason (other than death) to be a member of the Board of Directors of William Penn or (2) the Participant reaching age 70.

6.2       A Participant may request a withdrawal under this Agreement prior to termination of Director status or prior to his 70th birthday which William Penn may, in its discretion, grant if the request is based on severe hardship. The hardship must be the result of an emergency caused by an event beyond the control of the Participant. Withdrawals must be limited to amounts necessary to meet the hardship. The withdrawal shall be effective upon approval by William Penn and shall be paid in a lump sum to the Participant.

6.3       The Board of Directors of William Penn shall establish a committee (hereinafter called the “Committee”) of three (3) of its members who are not Participants in the Plan and who shall be responsible for making the determination provided for in subparagraph 6.2 and for making any amendments to the Plan. The Committee’s determination shall be binding an final. This Committee shall have no right to amend this Plan without the consent of all of the Participants.

ARTICLE VII

Beneficiary in the Event of Death

7.1       The participant has the right to designate a beneficiary in the event of death and at any time change such designation by written notice delivered to William Penn. If there is no designated beneficiary, payment of any distributions which may be payable will be made to Participant’s spouse, if then living; otherwise, to Participant’s children, per stirpes; if there are no children, then the Participant’s executors and administrators; provided, however, that if payments to a designated beneficiary have commenced and said beneficiary dies before receiving all payments, the balance shall be paid to said beneficiary’s estate in a lump sum.

ARTICLE VIII

Forms of Distribution

8.1       Starting with the first year of distribution, William Penn will use one of the following forms of distribution:

(a)	a lump sum distribution.

(b)	120 equal monthly installments.

(c)	equal installments at specified further dates agreed upon by the Board of Directors of William Penn and the Participant in the Participation Agreement.

8.2       the form of distribution will be that form designated by the Participant in the Participation Agreement, which form of distribution shall not be subject to change by the Participant. In the event Participant should die prior to receiving any payments under Section 8.1 above, payments shall be made to a designated beneficiary in the form selected by the Participant for the beneficiary under Section 8.1 above. If no form of distribution is selected by the Participant for himself/herself or the beneficiary, distribution shall be made in a lump sum.

8.3       In the event of the Participant’s death after installment payments have commenced, but prior to receiving the full amount due the Participant, the unpaid balance will continue to be paid in installments to Participant’s designated beneficiary for the unexpired portion of the form of distribution selected by Participant for himself or herself under Section 8.1. In the event, however, that there is no beneficiary designated, the unpaid balance shall be paid to Participant’s spouse, if living, otherwise, to Participant’s executor or administrator, in a lump sum.

ARTICLE IX

William Penn and the Participant

9.1.      Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between William Penn and a Participant, his or her designated beneficiary or any other person. Any compensation deferred under the provisions of this Plan, and interest credited thereto under Section 5.2, shall continue for all purposes to be a part of the general funds of William Penn. To the extent that any person acquires a right to receive payments from William Penn under this Plan, such rights shall be no greater than the right of any unsecured general creditor of William Penn.

9.2.      Nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of William Penn as a Director or in any other capacity.

ARTICLE X

10.1.    The interest of the Participant under this Plan shall not be subject to alienation, assignment, garnishment, attachment, execution, or levy of any kind.

10.2.    All matters pertaining to the construction, validity and effect of this Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

10.3.    This Plan shall be binding on the successors in interest of both William Penn and the Participants.

10.4     This Plan or the payments of any benefits hereunder shall not be construed as giving to the Participant any right to be retained as a member of the Board of Directors of William Penn.

IN WITNESS WHEREOF, this instrument has been executed this 19th day of December, 1984.

WILLIAM PENN BANK, FSB
By:

Attest:

5